EXHIBIT 7.3


                                                               EXECUTION VERSION


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                             PARTICIPATION AGREEMENT

                                     BETWEEN

                        BLUE DOLPHIN EXPLORATION COMPANY

                                       AND

                           FIDELITY OIL HOLDINGS, INC.


                                  JULY 30, 1999


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                             PARTICIPATION AGREEMENT


                                TABLE OF CONTENTS


                              ARTICLE 1DEFINITIONS

      1.1   DEFINED TERMS....................................................1
      1.2   OTHER TERMS......................................................4
      1.3   CONSTRUCTION.....................................................4

     ARTICLE 2 OBLIGATIONS OF THE PARTIES WITH RESPECT TO THE TRANSACTIONS

      2.1   CLOSING UNDER AGREEMENTS.........................................5
      2.2   DUE DILIGENCE MATERIALS..........................................5
      2.3   AMENDMENTS AND WAIVERS...........................................5
      2.4   MANAGEMENT SERVICES AGREEMENT....................................5
      2.5   CONSULTING AGREEMENT.............................................5

                        ARTICLE 3 BACK-IN RIGHTS OF BDEX

      3.1   BACK-IN RIGHTS FOR PROVED PROPERTIES.............................6
      3.2   BACK-IN RIGHTS FOR EXPLORATORY PROPERTIES........................6
      3.3   PAYOUT CALCULATION...............................................6
      3.4   ASSIGNMENT OF BACK-IN INTERESTS..................................6

                           ARTICLE 4 BDEX COMPENSATION

      4.1   FINDER=S FEE.....................................................7
      4.2   TRANSACTION COSTS................................................7

                    ARTICLE 5 REPRESENTATIONS AND WARRANTIES

      5.1   REPRESENTATIONS AND WARRANTIES OF BDEX...........................7
      5.2   REPRESENTATIONS AND WARRANTIES OF FIDELITY.......................8

                        ARTICLE 6 RELATIONSHIP OF PARTIES


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                                ARTICLE 7 NOTICES

      7.1   NOTICES..........................................................9
      7.2   GOVERNING LAW....................................................9
      7.3   ASSIGNMENT.......................................................9
      7.4   INTEGRATION.....................................................10
      7.5   WAIVER OR MODIFICATION..........................................10
      7.6   INVALID PROVISIONS..............................................10
      7.7   FORCE MAJEURE...................................................10
      7.8   MULTIPLE COUNTERPARTS...........................................10
      7.9   DISPUTE RESOLUTION..............................................11
      7.10  THIRD PARTY BENEFICIARIES.......................................13


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EXHIBITS

EXHIBIT A-1    -     EXPLORATORY PROPERTIES
EXHIBIT A-2    -     PROVED PROPERTIES
EXHIBIT B      -     MANAGEMENT SERVICES AGREEMENT


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
                             PARTICIPATION AGREEMENT


      This PARTICIPATION AGREEMENT (this AAGREEMENT@) is made and entered into this 30th day of July, 1999, by and between BLUE DOLPHIN EXPLORATION COMPANY, a Delaware corporation (ABDEX@) and FIDELITY OIL HOLDINGS, INC., a Delaware corporation (AFIDELITY@). BDEX and Fidelity may be referred to herein collectively as the APARTIES@ or individually as a APARTY@.

                                    RECITALS:

      A. BDEX and Fidelity desire to participate in certain transactions which will result in the acquisition by BDEX of seventy-five percent (75%) of the common stock of American Resources Offshore, Inc., a Delaware corporation (AARO@) and the acquisition by Fidelity of eighty percent (80%) of the oil and gas properties of ARO located in the Gulf of Mexico.

      B. The transactions will require BDEX and Fidelity to make certain commitments in connection with the acquisition of the ARO common stock by BDEX and the ARO Gulf of Mexico properties by Fidelity.

      NOW, THEREFORE, for and in consideration of the mutual covenants, conditions and agreements hereinafter set forth, the Parties agree as follows:

                                   AGREEMENTS

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 DEFINED TERMS. The following capitalized terms shall have the following meanings in this Agreement:

            "AFFILIATE" shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person. The terms Acontrols,@ Acontrolled by@ and Aunder common control with@ shall mean the possession, directly or indirectly or through one or more intermediaries, of more than fifty percent (50%) of the outstanding voting stock of, or the

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      power to direct or cause the direction of the management policies of any
      Person, whether through ownership of Stock, as a general partner or trustee, by contract or otherwise.

            "AGREEMENT" has the meaning set forth in the introductory paragraph hereof.




            "ARO" shall have the meaning set forth in the recitals hereof.

            "ASSIGNMENT" shall have the meaning set forth in SECTION 3.4.

            "DNB" shall mean DnB Energy Assets, Inc.

            "BDEX" has the meaning set forth in the introductory paragraph hereof.

            "BUSINESS DAY" shall mean a day other than any day that banking institutions are required or permitted to be closed under the laws of the State of Texas.

            "EXPLORATORY PROPERTIES" shall mean those Properties identified on EXHIBIT A-1 as AEXPLORATORY PROPERTIES@.

            "EXPLORATORY PROPERTY BACK-IN INTEREST" shall mean an interest equal to fifteen percent (15%) of all interests acquired by Fidelity in and to each Exploratory Property pursuant to the Purchase and Sale Agreement.

            "EXPLORATORY PROPERTY PAYOUT" shall mean that point in time when Fidelity, from the Proceeds from the Exploratory Properties, has recovered
      (a) the direct costs of drilling, redrilling, testing, completing, recompleting, stimulating, sidetracking, workovers, equipping (including platforms, facilities and pipelines) and operating wells attributable to the Exploratory Properties, including an allocable portion of the Management Fee (as defined in the Management Services Agreement) and (b) all direct out-of-pocket third party charges incurred by Fidelity relating to the Exploratory Properties as calculated for each Exploratory Property on a block by block basis.

            "FIDELITY" has the meaning set forth in the introductory paragraph hereof.

            "FINDERS FEE" shall have the meaning set forth in SECTION 4.1.

            "HYDROCARBONS" shall mean gas, oil, casinghead gas, drip gasoline, natural gasoline and all other liquid and gaseous hydrocarbons.

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            "INVESTMENT AGREEMENT" means that certain Investment Agreement entered into or to be entered into between BDEX and ARO regarding, inter ALIA, the purchase of seventy-five percent (75%) of the common stock of ARO, as the same may be amended from time to time.

            "MANAGEMENT SERVICES AGREEMENT" shall mean an agreement in substantially the form as the agreement attached hereto as EXHIBIT B, as the same may be amended and modified from time to time.

            "MMS" shall mean the United States Minerals Management Service.

            "NOTE PURCHASE AGREEMENT" shall mean that certain note purchase agreement or similar type of agreement between Fidelity, BDEX and DnB with respect to the purchase by BDEX and Fidelity of the promissory note or notes and liens and security interests securing such note or notes held by DnB and issued and granted by ARO.

            "PARTY" AND "PARTIES" shall have the meaning set forth in the introductory paragraph hereto.

            "PERSON" shall mean any natural person or a corporation, general partnership, limited partnership, joint venture, limited liability company, trust, estate or other entity.

            "PROCEEDS" shall mean all proceeds from or attributable to Fidelity=s ownership interest in the Properties after deducting applicable royalties, overriding royalties and other burdens on production, but excluding all burdens on production granted by, through or under Fidelity.

            "PROPERTIES" shall mean the Hydrocarbon properties described in EXHIBITS A-1 AND A-2, together with the leases creating such Hydrocarbon properties (including record title, operating rights, overriding royalties, net profits interests and all other types of interests) and all personal property associated therewith.

            "PROVED PROPERTIES" shall mean those Properties identified on EXHIBIT A-2 as APROVED PROPERTIES@.

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            "PROVED PROPERTY BACK-IN INTEREST" shall mean an interest equal to ten percent (10%) of all interests acquired by Fidelity in and to the Proved Properties pursuant to the Purchase and Sale Agreement.

            "PROVED PROPERTY PAYOUT" shall mean that point in time when Fidelity, from Proceeds from all Proved Properties, collectively, has recovered, without duplication, (a) its total costs attributable to the acquisition of all of the Properties, including, without limitation, the consideration paid for its ownership interest in the Properties pursuant to the Purchase and Sale Agreement, the Transaction Costs and the SEC Transaction Costs, (b) the Finder=s Fee, (c) the direct costs of drilling, redrilling, testing, completing, recompleting, stimulation, sidetracking, workovers, equipping (including platforms, facilities and pipelines) and operating wells attributable to the Proved Properties, including an allocable portion of the Management Fee (as defined in the Management Services Agreement) for the Proved Properties, (d) all direct out-of-pocket third party charges incurred by Fidelity relating to the Proved Properties and (e) the payments made by Fidelity pursuant to
      SECTION 2.5 of this Agreement.

            "PURCHASE AND SALE AGREEMENT" shall mean that certain Purchase and Sale Agreement entered into or to be entered into between Fidelity and ARO regarding the purchase of eighty percent (80%) of ARO=s interest in and to the Properties by Fidelity.

            "SEC TRANSACTION COSTS" shall mean Transaction Costs related solely to compliance with the Securities Laws by BDEX or its Affiliates or the officers and directors of BDEX and its Affiliates resulting from or relating to the Transactions.

            "SECURITIES LAWS" shall mean the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, all state securities laws and all rules, regulations and orders promulgated thereunder.

            "TRANSACTIONS" shall mean, collectively, all transactions contemplated by the Purchase and Sale Agreement, the Investment Agreement and the Note Purchase Agreement and all other transactions pertaining or related to the transactions contemplated by the Purchase and Sale Agreement, the Investment Agreement and the Note Purchase Agreement.

            "TRANSACTION COSTS" shall mean all costs and expenses incurred by BDEX in connection with the Transactions, including, without limitation, attorneys= fees and expenses, third party expenses, direct out-of-pocket expenses for travel and general and administrative

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      expenses of BDEX related to the Transactions, but excluding SEC
      Transaction Costs. The Transaction Costs shall include costs and expenses incurred prior to or after the closing of the Transactions to the extent related to the Transactions.

      1.2 OTHER TERMS. Other capitalized terms in this Agreement not defined in
SECTION 1.1 shall have the meanings given them throughout this Agreement.

      1.3 CONSTRUCTION. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. Whenever the context requires, each term stated in either the singular or the plural shall include the singular or the plural, and the gender of all words used in this Agreement includes the masculine, the feminine and the neuter. Except as otherwise noted, references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes. Use of the word Aincluding@ shall mean, without limitation, by reason of enumeration. The use of the words Ahereof,@ Ahereunder,@ Ahereto,@ Aherein,@ Ahereinafter,@ Ahereinabove@ and Ahereinbelow@ shall be references to this Agreement in its entirety and not only to a particular Exhibit, Section or
Article in which such reference appears.

                                    ARTICLE 2
           OBLIGATIONS OF THE PARTIES WITH RESPECT TO THE TRANSACTIONS

      2.1 CLOSING UNDER AGREEMENTS. BDEX and Fidelity shall use commercially reasonable efforts to close the Transactions contemplated by the Purchase and Sale Agreement, the Investment Agreement and the Note Purchase Agreement, respectively; PROVIDED, HOWEVER, that neither Party shall have any obligation to waive any rights they may have under such agreements in order to fulfill their obligations pursuant to this Agreement.

      2.2 DUE DILIGENCE MATERIALS. BDEX shall make available to Fidelity any due diligence materials obtained by BDEX in connection with the Transactions. Additionally, BDEX shall instruct its counsel to make available to Fidelity any and all materials, information, data and opinions provided to or for BDEX in connection with the Transactions. FIDELITY AGREES THAT ALL MATERIALS, INFORMATION AND DATA MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTIONS AS CONTEMPLATED BY THIS SECTION 2.3 ARE MADE AVAILABLE AS AN ACCOMMODATION AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY OR COMPLETENESS OF SUCH MATERIALS AND FIDELITY AGREES THAT ANY

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CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF FIDELITY=S OWN INDEPENDENT
REVIEW AND JUDGMENT.

      2.3 AMENDMENTS AND WAIVERS. BDEX and Fidelity agree that, once executed, neither Party shall (a) amend or agree to amend, respectively, the Purchase and Sale Agreement, the Investment Agreement or the Note Purchase Agreement or (b) waive or agree to waive any condition to closing under, respectively, the Purchase and Sale Agreement, the Investment Agreement or the Note Purchase Agreement, without the written consent of the other Party.

      2.4 MANAGEMENT SERVICES AGREEMENT. Contemporaneously with the closing of the Transactions, Fidelity and BDEX shall enter into the Management Services Agreement.

      2.5 CONSULTING AGREEMENT. In the event that the Transactions close, Fidelity agrees that it will bear eighty percent (80%) of the amounts paid by ARO under that certain Consulting Agreement (as that term is defined in the Investment Agreement). Fidelity may fulfill its obligations pursuant to this
Section 2.5 by making adjustments to the purchase price to be paid by Fidelity to ARO pursuant to the Purchase and Sale Agreement for amounts paid by ARO under the Consulting Agreement prior to the closing of the Transactions. For all amounts due by Fidelity to ARO pursuant to this Section 2.5 for payments made by ARO under the Consulting Agreement after the closing of the Transactions, Fidelity shall pay such sums to ARO on or before the 20th day of each month following the closing of the Transactions.

                                    ARTICLE 3
                             BACK-IN RIGHTS OF BDEX

      3.1 BACK-IN RIGHTS FOR PROVED PROPERTIES. Upon the occurrence of Proved Property Payout, BDEX shall be entitled to receive an Assignment from Fidelity for the Proved Property Back-In Interest.

      3.2 BACK-IN RIGHTS FOR EXPLORATORY PROPERTIES. Upon the occurrence of Exploratory Property Payout, BDEX shall be entitled to receive an Assignment from Fidelity for the Exploratory Property Back-In Interest for the Exploratory Property for which Exploratory Payout has occurred.

      3.3 PAYOUT CALCULATION. After the Closing of the Transactions Fidelity shall be responsible for calculating the Proved Property Payout status and the Exploratory Property Payout status. Fidelity shall provide BDEX with a statement each calendar quarter showing the Proved

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Property Payout status and the Exploratory Property Payout status and shall provide BDEX with any data and information supporting such statements as BDEX may reasonably request.

      3.4 ASSIGNMENT OF BACK-IN INTERESTS. Upon the occurrence of Proved Property Payout or an Exploratory Property Payout, as the case may be, Fidelity shall, within thirty (30) days after receipt of a written request from BDEX for an assignment together with an executable version of such assignment prepared by BDEX, execute and deliver to BDEX an assignment in a form acceptable to the MMS, or the State of Texas, as may be applicable (the AASSIGNMENT@), of the Proved Properties Back-In Interest or the Exploratory Property Back-In Interest, subject to the following terms, conditions, reservations and limitations:

            (a) The Assignment shall be made without warranty of any kind, express or implied, except that Fidelity shall warrant title to the Properties by, through and under itself, but not otherwise.

            (b) The Assignment shall be made subject to the terms, covenants and conditions of the following:

                  1. The terms and provisions of the applicable leases
            comprising the Properties.

                  2. The terms and provisions of this Agreement and all other contracts and agreements to which the applicable Properties are subject immediately prior to the assignment of such Properties to Fidelity pursuant to the Purchase and Sale Agreement, or otherwise consented to by BDEX in writing.

                  3. Instruments recorded of public record (including any
            applicable county or parish filings in Texas and Louisiana), or in the records of the MMS, or the State of Texas, of any nature whatsoever affecting or pertaining to the applicable Properties.

            (c) The Assignment shall be effective for all purposes as of 7:00 a.m. Central Daylight Time on the first day following the date on which Payout occurs, and shall be free and clear of all leasehold burdens and burdens on production created by, through or under Fidelity.

                                    ARTICLE 4

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                                BDEX COMPENSATION

      4.1 FINDER=S FEE. Upon the closing of the Purchase and Sale Agreement, Fidelity shall pay to BDEX, as a finder=s fee (the AFINDER=S FEE@) in an amount equal to one percent (1%) of the purchase price, as adjusted, paid by Fidelity for the interest purchased by Fidelity in and to the Properties pursuant to the Purchase and Sale Agreement. The Finder=s Fee shall be payable to BDEX contemporaneously with the closing under the Purchase and Sale Agreement and shall be subject to being increased or decreased based upon any post-closing purchase price adjustments made pursuant to the Purchase and Sale Agreement. If the purchase price under the Purchase and Sale Agreement is increased or decreased as the result of post-closing adjustments under the Purchase and Sale Agreement, Fidelity or BDEX, as the case may be, shall pay to the other Party any amounts due to the other within five (5) days following the final purchase price adjustments under the Purchase and Sale Agreement.

      4.2 TRANSACTION COSTS. In addition to the Finder=s Fee, Fidelity agrees to pay to BDEX an amount equal to eighty percent (80%) of the Transaction Costs; PROVIDED, HOWEVER, Fidelity shall only be obligated to pay BDEX fifty percent (50%) of the SEC Transaction Costs. The Transaction Costs shall be paid to BDEX whether or not the Transactions, or any part thereof, close. If the Transactions do not close, Fidelity shall pay its share of the Transaction Costs and the SEC Transaction Costs to BDEX within twenty (20) days after receipt of an invoice from BDEX.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

      5.1 REPRESENTATIONS AND WARRANTIES OF BDEX. BDEX represents and warrants to Fidelity that:

            (a) BDEX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business under the laws of any state in which its operations may be conducted except to the extent that the failure to so qualify will not have a material adverse effect on the business or operations of BDEX.

            (b) There is no litigation, judgment or outstanding order, writ, injunction, decree, stipulation or award (whether rendered by a court or administrative agency, or by arbitration) pending or to the knowledge of BDEX threatened, to which BDEX is or would be a party or to which BDEX is bound, that would have an adverse effect on the ability of BDEX to consummate its duties and obligations contemplated under this Agreement.

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      5.2 REPRESENTATIONS AND WARRANTIES OF FIDELITY. Fidelity represents and warrants to BDEX that:

            (a) Fidelity is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has qualified to conduct business under the laws of any state in which its operations may be conducted hereunder, except to the extent that the failure to be qualified will not have a material adverse effect on the business or operations of Fidelity.

            (b) There is no litigation, judgment or outstanding order, writ, injunction, decree, stipulation or award (whether rendered by a court or administrative agency, or by arbitration) pending, or to the knowledge of Fidelity threatened, to which Fidelity is or would be a party, or to which Fidelity is bound that would have an adverse effect on the ability of Fidelity to consummate its duties and obligations contemplated under this Agreement.

                                    ARTICLE 6
                             RELATIONSHIP OF PARTIES

      The Parties do not intend to create, nor shall this Agreement be construed to create, a partnership between the Parties nor does this Agreement render the Parties hereto liable as partners. Nothing herein shall be construed as an authorization of one Party hereto to act as general agent for the other Party nor to permit either Party to act for or on behalf of the other Party outside the terms of this Agreement.

                                    ARTICLE 7
                                     NOTICES

      7.1 NOTICES. All notices required or permitted under this Agreement shall be in writing and, (i) if by air courier, shall be deemed to have been given one
(1) Business Day after the date deposited with a recognized carrier of overnight mail, with all freight or other charges prepaid, (ii) if by telegram, shall be deemed to have been given one Business Day after delivered to the wire service,
(iii) if by telex, provided an answer back is received, shall be deemed to have been given when sent, (iv) if mailed, shall be deemed to have been given three
(3) Business Days after the date when sent by registered or certified mail, postage prepaid, and (v) if sent by telecopier, shall be deemed to have been given when sent, addressed as follows:

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      Fidelity:  Fidelity Oil Holdings, Inc.
                 918 East Divide Avenue, Suite 200
                 Bismarck, North Dakota 58501
                 Attention:  John F. Renner, President and Chief Executive
                             Officer
                 Telecopier: (701) 221-3904

      BDEX: Blue Dolphin Exploration Company
                 801 Travis, Suite 2100
                 Houston, Texas 77002
                 Attention:  John P. Atwood
                             Vice President
                 Telecopier: (713) 227-7626

      Either party to this Agreement may change the address provided for above by notifying the other party in writing at least thirty (30) days prior to the date such address change shall become effective.

      7.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY PRINCIPLES OR CONFLICTS OR LAWS.

      7.3 ASSIGNMENT..No assignment of this Agreement or any of the rights or obligations set forth herein by either Party shall be valid without the specific written consent of the other Party. Any purported assignment in violation of this SECTION 7.3 shall be void.

      7.4 INTEGRATION. This Agreement, the Exhibits hereto and the other agreements to be entered into by the Parties under the provisions of this Agreement, if any, set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof, whether written or oral.

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      7.5 WAIVER OR MODIFICATION. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by a duly authorized officer of BDEX and Fidelity, or, in the case of a waiver or consent, by or on behalf of the Party or Parties waiving compliance or giving such consent. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.

      7.6 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

      7.7 FORCE MAJEURE. The Parties shall be excused for failure to perform the respective obligations hereunder (other than a failure relating to payment obligations imposed hereunder) to the extent that such failure is directly or indirectly caused by an occurrence commonly known as force majeure, including, without limitation, delays arising from fire, earthquake, flood or other acts of God, acts or orders of a government, agency or instrumentality thereof, acts of a public enemy, riots, embargoes, strikes or other consorted acts of workers, casualties or accidents, failure or delay in deliveries or materials or transportation, shortages of labor or materials, communications failure or any other causes, circumstances or contingencies, that are beyond the reasonable control of the Party unable to perform. The Party claiming a force majeure event shall, to the extent reasonably possible, remedy such force majeure event with all reasonable dispatch.

      7.8 MULTIPLE COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

      7.9 DISPUTE RESOLUTION. (a) All disputes among BDEX and Fidelity arising out of any matters which are the subject of this Agreement shall be resolved through the mediation and binding

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arbitration procedure set forth below. Compliance with this SECTION 7.9 and the procedures set forth in SECTION 7.9(B) shall constitute a condition precedent to either Party seeking judicial enforcement of any provisions of this Agreement. The Parties agree that the provisions of this SECTION 7.9 are a severable, independent arbitration agreement separately enforceable from the remainder of this Agreement.

      (b) Upon the occurrence of any dispute between BDEX and Fidelity in connection with their rights and obligations under this Agreement, BDEX and Fidelity will first attempt in good faith to resolve all disputes by negotiations between management level persons who have authority to settle the controversy. If either Party believes further negotiations are futile, such Party may initiate mediation by so notifying the other Party in writing. Both Parties shall then attempt in good faith to resolve the dispute by mediation in Houston, Texas, employing management level persons with authority to settle the dispute, in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes, as such procedure may be modified by agreement of the Parties. If the dispute has not been resolved pursuant to mediation within sixty (60) days after initiating the mediation process, the dispute shall be finally resolved through binding arbitration, as follows:

            (1) If any dispute or controversy shall arise between the Parties out of this Agreement, the alleged breach thereof or any tort in connection therewith, or out of the refusal to perform the whole or any part thereof, and the Parties shall be unable to agree with respect to the matter or matters in dispute or controversy, the same shall be submitted to arbitration before a panel of arbitrators in accordance with the Texas General Arbitration Act, V.A.C.S. art. 224, ET. SEQ. and the provisions of this SECTION 7.9(B). The panel of arbitrators shall be chosen as follows:
      Upon the written demand of either Party and within ten (10) working days from the date of such demand, each Party shall name an arbitrator and these two so named shall promptly thereafter choose a third. If either Party shall fail to name an arbitrator within ten (10) working days from such demand, the other Party shall name the second arbitrator as well as the first, or if the two arbitrators shall fail within ten (10) working days from their appointment to agree upon and appoint the third arbitrator, then upon written application by either Party such third arbitrator may be appointed by the senior Judge in active service of the United States District Court for the Southern District of Texas; and if said Judge shall fail to act, then such third arbitrator shall be appointed by the President of the Center for Public Resources, Inc. The arbitrators selected to act hereunder shall be qualified by education, experience, and training to pass upon the particular matter or matters in dispute.

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            (2) The panel of arbitrators so chosen shall proceed promptly to hear and determine the matter or matters in dispute, after giving the Parties due notice of hearing and a reasonable opportunity to be heard. The procedure of the arbitration proceedings shall be in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, as may be modified by the panel of arbitrators. Unless otherwise determined by the arbitrators, the hearing and presentations of the Parties shall not exceed two days cumulative. The location of all arbitration proceedings hereunder shall be Houston, Texas, unless the panel of arbitrators determines that another venue is more appropriate. The award of the panel of arbitrators or a majority thereof shall be made within forty-five (45) days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances. In the event of the panel or a majority thereof failing to make a award within sixty (60) days after the appointment of the third arbitrator, new arbitrators may at the election of either Party be chosen in like manner as if none had been previously selected.

            (3) The award of the arbitrators, or a majority thereof, shall be in writing and shall be final and binding on the Parties as to the question or questions submitted, and the Parties shall abide by such award and perform the conditions thereof. The award of the arbitrators shall be based on the applicable law and facts, the merits of the Parties= positions in the controversy or dispute, and the arbitrators= assessment of the fairness and reasonableness of any settlement proposal of any Party. The award shall not provide or create any rights or benefits in any person or entity which is not a Party to this Agreement, as this Agreement and any arbitration thereunder shall not be construed as a third party beneficiary contract. Unless otherwise determined by the arbitrators, all expenses in connection with such arbitration shall be divided equally between the Parties thereto, except that the expenses of counsel, witnesses, and employees of each Party shall be borne solely by the Party incurring them, and the compensation of any arbitrator named by a Party shall be borne solely by such Party; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses and attorney's fees of such court proceedings.

            (4) The arbitrators shall not be required to explain reasons for the award, but may do so. No transcript or other recording shall be made of the arbitration proceedings. Except (i) in connection with a suit for enforcement of the award, (ii) as required by law, court order or regulation, (iii) when reasonably necessary to explain the terms and conditions of the award to outside attorneys, auditors, and insurers, or
      (iv) as part of good faith compliance with disclosure obligations under applicable law, the arbitration proceedings, the award, and the Parties= actions in connection with the arbitration are confidential and shall not be disclosed to third parties, and no disclosure of or reference to the arbitration, the award, or of the Parties= statements or actions in connection with the arbitration shall be made to any third party. All offers, promises, conduct, statements, and evidence, whether oral or written, made in the course of the arbitration by any of the Parties, their agents, employees, experts, or attorneys are confidential. Such offers, promises, conduct, statements, and evidence shall be considered inadmissible under Rule 408 of the Federal Rules of Evidence and any similar state provisions, and shall be inadmissible for any purpose, including impeachment. However, evidence that is otherwise admissible shall not be rendered inadmissible as a result of its use in the arbitration.

            (5) The award of the panel of arbitrators and the obligation to abide by same and perform the conditions thereof shall be enforceable in the state district courts in Harris County, Texas, or in any federal court having jurisdiction. Each Party shall bear its own attorneys= fees in connection with any appeal or enforcement of an arbitration award, or in any other court litigation arising out of this Agreement.

      7.10 THIRD PARTY BENEFICIARIES. Except for ARO pursuant to Section 2.5, no Person other than BDEX and Fidelity is intended to be a beneficiary of this Agreement; there are no intended third-party beneficiaries to this Agreement.



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                                       14

      EXECUTED as of the date first set forth above.


                                        FIDELITY OIL HOLDINGS, INC.



                                        By: /s/ JOHN F. RENNER
                                                John F. Renner, President and
                                                Chief Executive Officer



                                        BLUE DOLPHIN EXPLORATION COMPANY



                                        By: /s/ JOHN P. ATWOOD
                                                John P. Atwood, Vice President


[SIGNATURE PAGE TO PARTICIPATION AGREEMENT BETWEEN BLUE DOLPHIN EXPLORATION COMPANY AND FIDELITY OIL HOLDINGS, INC.]